Exhibit 23.1

SAIC, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138095 on Form S-8 of our reports dated April 10, 2007, relating to the financial statements of SAIC, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s reorganization merger and the adoption of new accounting standards relating to share based payment and defined benefit pension obligations) and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of SAIC, Inc. for the year ended January 31, 2007.

/s/    DELOITTE & TOUCHE LLP

San Diego, California

April 10, 2007